SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G
                                 (Rule 13-d-102)

                                (Amendment No. )

                               Summer Infant, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    865646103
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                               September 11, 2007
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP No. 865646103                                                  Page 2 of 9

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Partners Small Cap Value, L.P.
    ____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delawre

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,467,765 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,467,765 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,467,765 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 865646103                                                  Page 3 of 9

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Partners Small Cap Value, L.P. I

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,467,765 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,467,765 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,467,765 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 865646103                                                  Page 4 of 9

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Small Cap Value Offshore Fund, Ltd.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,467,765 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,467,765 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,467,765 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 865646103                                                  Page 5 of 9

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Capital Mangement, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,467,765 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,467,765 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,467,765 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No. 865646103                                                  Page 6 of 9

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Capital, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,467,765 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,467,765 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,467,765 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:

        Summer Infant, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         582 Great Road
         North Smithfield, RI 02896
         ---------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and  Partners I  are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $.0001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:           865646103

ITEM 3.  If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.  Ownership:

(a)      Amount beneficially owned by all reporting persons: 1,467,765 Shares

(b)      Percent of class: 10.0% of Common Stock

(c)      Number of shares as to which the reporting persons have:
         (i) sole power to vote or to direct the vote:
                  1,467,765 Shares
         (ii) shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                  1,467,765 Shares
         (iv) shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   September 21, 2007
                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                             By: Wynnefield Capital Management, LLC,
                                 General Partner

                                 By:/s/Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                             By: Wynnefield Capital Management, LLC,
                                 General Partner

                                 By:/s/Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                             WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                             By: Wynnefield Capital, Inc.

                                 By:/s/Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, President


                             WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By:/s/Nelson Obus
                                 -----------------------------------------------
                                 Nelson Obus, Managing Member


                             WYNNEFIELD CAPITAL, INC.

                             By:/s/Nelson Obus
                                 -----------------------------------------------
                                 Nelson Obus, President